Exhibit 99.1

LookSmart Reports First Quarter 2011 Results

Accelerating business transformation following solid Q1results

SAN FRANCISCO, May 3, 2011—LookSmart, Ltd. (NASDAQ: LOOK), an online search advertising network solutions company, today announced financial results for the first quarter ended March 31, 2011.

Revenues for the first quarter of 2011 were $8.4 million, compared to $13.3 million in the first quarter of 2010 and $9.9 million in the fourth quarter of 2010. Net loss for the first quarter of 2011 was $0.8 million, or ($0.05) per diluted share, which includes $0.9 million of restructuring charges. This compares to a net loss for the first quarter of 2010 of $0.5 million, or ($0.03) per diluted share. Net income for the fourth quarter of 2010 was $0.1 million, or $0.01 per diluted share. Excluding restructuring charges, net income for the first quarter of 2011 was $0.1 million, or $0.01 per share.

Loss from continuing operations for the first quarter of 2011 was $0.8 million, which includes $0.9 million of restructuring charges. This compares to a loss from continuing operations in the first quarter of 2010 of $0.6 million, which includes $0.2 million of severance expense. Income from continuing operations for the fourth quarter of 2010 was $31,000.

Commenting on the results, Dr. Jean-Yves Dexmier, Executive Chairman and Chief Executive Officer said, “As expected, the Yahoo!-Bing search alliance integration initiated in the fourth quarter of 2010 negatively affected our revenue stream. We are pleased with our ability to continue to deliver net income excluding restructuring charges in what is traditionally the most difficult quarter of the year. We have experienced good initial acceptance of our performance-based models and are now focusing on aggressively expanding our resources in order to fulfill our 2011 objectives. The opening of our Greater Toronto Area technology center is a significant milestone on the path to revenue growth.”

Revenues from the Company’s Advertiser Network were $8.1 million in the first quarter of 2011, a decrease of 34% from $12.4 million in the first quarter of 2010 and a decrease of 14% from $9.4 million in the fourth quarter of 2010. Revenues from the Company’s Publisher Solutions were $0.2 million in the first quarter of 2011, a decrease of 71% from $0.9 million in the first quarter of 2010 and a decrease of 47% from $0.5 million in the fourth quarter of 2010.

Gross margin from continuing operations increased to 45% in the first quarter of 2011 from 32% in the first quarter of 2010, and 40% in the fourth quarter of 2010. The year-over-year and sequential increase in margin was due primarily to lower traffic acquisition costs (“TAC”) offset by lower Publisher Solutions revenue.

Total operating expenses in the first quarter of 2011 were $4.5 million, which includes $0.9 million of restructuring expense and $0.1 million of non-cash, share-based compensation charges. Operating expenses for the first quarter of 2010 were $4.8 million, which includes $0.2 million of non-cash, share-based compensation charges and $0.2 million of severance expense. Operating expenses for the fourth quarter of 2010 were $3.9 million, which includes $0.1 million of non-cash, share-based compensation.

Non-GAAP net income (net income before discontinued operations and excluding restructuring charge and stock based compensation) for the first quarter of 2011 was $0.2 million compared to a non-GAAP net loss of $0.4 million in the first quarter of 2010. Non-GAAP net income for the fourth quarter of 2010 was $0.2 million.

An explanation of LookSmart’s use of non-GAAP financial measures, including the limitations of such measures relative to GAAP measures and reconciliation between GAAP and non-GAAP measures where appropriate, is included later in this release.

Capital expenditures, including capitalization of internally developed software, in the first quarter of 2011 were $0.4 million, compared to $1.1 million in the first quarter of 2010, and $0.3 million in the fourth quarter of 2010. Depreciation and amortization from continuing operations in the first quarter of 2011 was $0.7 million, which is consistent on a year-over-year and sequential basis.

The Company ended the quarter with $25.5 million in cash, cash equivalents, and investments, compared to $26.9 million at December 31, 2010. Net cash used in operating activities for the three months ended March 31, 2011 was approximately ($0.9) million.

Q1 2011 Key Metrics Performance

•	Total paid clicks for the first quarter of 2011 were 146 million, compared to 244 million for the first quarter of 2010 and 145 million for the fourth quarter of 2010.

•	Average Advertising Network RPC for the first quarter of 2011 was $0.056 compared to $0.051 in the first quarter of 2010 and $0.065 in the fourth quarter of 2010.

•	Traffic acquisition costs (TAC) for LookSmart’s Ad Network decreased to 52.3% from 67.5% in the first quarter of 2010, and 58.2% in the fourth quarter of 2010.

Restructuring

In January 2011, the Company recorded $0.9 million in pre-tax restructuring charges associated with the termination of approximately 20 full-time positions. All restructuring charges have been classified as such on the Unaudited Consolidated Statement of Operations. The cash payments associated with the January 2011 restructuring liability were $0.8 million in the first quarter of 2011. The balance of the remaining cash payments associated with the restructuring liability, or $0.1 million, will be paid through the third quarter of 2011.

Appointment of Scott Kauffman to Board of Directors

On April 18, 2011, LookSmart, Ltd. announced the appointment of Scott L. Kauffman to its Board of Directors. Scott has more than 25 years of senior executive and board leadership experience with both public and private companies. He is a widely recognized expert in the fields of digital entertainment, Internet media and consumer marketing. Most recently, Scott was the President and CEO, and a member of the board of Geeknet (NASDAQ:GKNT), the parent company of SourceForge, Slashdot and ThinkGeek. He joined Geeknet shortly after Yahoo! acquired BlueLithium, where he served as President and COO. Scott is currently the Chairman of several venture-backed Internet companies (TuneUp Media, MetaChannels, Lotame, Mintbox) and a member of the board of MDC Partners (Nasdaq:MDCA). Mr. Kauffman’s appointment brings the total number of directors of the Company to six.

Launch of Canadian Subsidiary and Opening of New Office in the Greater Toronto Area

On April 27, 2011, announced the launch of LookSmart Canada, Ltd., a wholly owned subsidiary. In tandem with the launch of its Canadian subsidiary, LookSmart is opening a new Operations Center in the Greater Toronto Area of Ontario. LookSmart Canada is looking to promptly round out employment at this new technology center in the key areas of technology, engineering and client services.

Conference Call

LookSmart will host a conference call today at 5:00 p.m. ET to discuss its first quarter 2011 financial results. Participating on the call will be Dr. Jean-Yves Dexmier, Executive Chairman and Chief Executive Officer and Bill O’Kelly, Senior Vice President Operations and Chief Financial Officer. To listen to the call from the US, dial 1-877-407-4018; from outside the US, dial 1-201-689-8471. A telephonic replay of the call will be available until Tuesday, May 17, 2011, 11:59 pm ET. To access the replay from the US, dial 1-877-870-5176 and enter passcode 371780; from outside the US, dial 1-858-384-5517 and enter passcode 371780. The call will also be available live by webcast on LookSmart’s Investor Relations website at http://investor.shareholder.com/looksmart/.

About LookSmart, Ltd.

LookSmart is an online search advertising network solutions company that provides performance solutions for online search advertisers and online publishers. LookSmart offers advertisers targeted, performance based search advertising via its Advertiser Networks; and an Ad Center platform for customizable private-label advertiser solutions for online publishers. LookSmart is based in San Francisco, California. For more information, visit www.looksmart.com or call 415-348-7500.

GAAP to Non-GAAP Reconciliation

We provide a reconciliation of GAAP net income (loss) to non-GAAP net income (loss) below:

GAAP to Non-GAAP Reconciliation

	Three Months Ended
(000’s)	March 31, 2011 (unaudited)	December 31, 2010 (unaudited)	March 31, 2010 (unaudited)
GAAP Net income (loss)	$(795)	$122	$(517)
Add: Stock based compensation from continuing operations	75	125	169
Subtract: Income from discontinued operations	—	(91)	(93)
Add: Restructuring charges	889	—	—

Non-GAAP net income (loss)	$169	$156	$(441)

Use of Non-GAAP Measures

Regulation G, “Conditions for Use of Non-GAAP Financial Measures,” and other provisions of the Securities Exchange Act of 1934, as amended, define and prescribe the conditions for use of certain non-GAAP financial information. LookSmart provides “non-GAAP net income (loss),” which is a non-GAAP financial measure. Non-GAAP net income (loss) consists of net income (loss) before (a) income from discontinued operations; (b) share-based compensation expense; and (c) restructuring charges.

The Company believes this non-GAAP financial measure provides important supplemental information to management and investors. This non-GAAP financial measure reflects an additional way of viewing aspects of the Company’s operations that the Company believes, when viewed with the GAAP results and the accompanying reconciliation to corresponding GAAP financial measures, provides useful information regarding factors and trends affecting the Company’s business and results of operations.

For the non-GAAP financial measure non-GAAP net income (loss), the adjustment provides management with information about LookSmart’s operating performance that enables comparison of its operating financial results in different reporting periods. Additionally, our management uses non-GAAP net income (loss) as a supplemental measure in the evaluation of our business, and believes that non-GAAP net income (loss) provides visibility into our ability to meet our future capital expenditures and working capital requirements.

This non-GAAP financial measure is used in addition to, and in conjunction with, results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. Management strongly encourages investors to review the Company’s consolidated financial statements in their entirety and to not rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. In addition, the Company expects to continue to incur expenses similar to the non-GAAP adjustments described above, in particular stock based compensation expense, and exclusion of these items from the Company’s non-GAAP measures should not be construed as an inference that these costs are unusual, infrequent or non-recurring.

Forward-Looking Statements

This press release contains forward-looking statements, such as references to our business prospects. These statements, including their underlying assumptions, are subject to risks and uncertainties and are not guarantees of future performance. Results may differ due to various factors such as the possibility that our continued efforts to control expenses may not be successful, that our efforts to increase revenue and improve gross margin may not succeed, that we may not be able to sustain profitability, that we may not succeed in lowering traffic acquisition costs; that our efforts to increase traffic quality may not be successful; that we may be unable to gain or maintain customer acceptance of our publisher solutions or ad backfill products, that existing and potential customers for our products may opt to work with, or favor the products of, others due to more favorable products or pricing terms, that we may be limited in our ability or unable to retain and grow our ad and customer base, and that we may be limited in our ability to, or be unable to, enhance our products or our network of distribution partners. Additional risks that could cause actual results to differ materially from those projected are discussed in our Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof.

The statements presented in this press release speak only as of the date of the release. Please note that except as required by applicable law we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

NOTE: “LookSmart” is a trademark of LookSmart, Ltd., and/or its subsidiaries in the U.S. and other countries. All other trademarks mentioned are the property of their respective owners.

SOURCE: LookSmart, Ltd.

Bill O’Kelly, Senior Vice President Operations and Chief Financial Officer

415-348-7208

bo’kelly@looksmart.net

ICR, Inc.

John Mills, Senior Managing Director

310-954-1100

john.mills@icrinc.com

LOOKSMART, LTD.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2011	December 31, 2010
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$18,246	$22,119
Short-term investments	4,398	3,250

Total cash, cash equivalents and short-term investments	22,644	25,369
Trade accounts receivable, net	3,599	3,267
Prepaid expenses and other current assets	877	680

Total current assets	27,120	29,316
Long-term investments	2,815	1,577
Property and equipment, net	2,858	3,082
Capitalized software and other assets, net	1,609	1,750

Total assets	$34,402	$35,725

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$1,928	$2,503
Accrued liabilities	2,821	2,615
Deferred revenue and customer deposits	989	1,004
Current portion of capital lease obligations	960	1,048

Total current liabilities	6,698	7,170
Capital lease and other obligations, net of current portion	690	902

Total liabilities	7,388	8,072

Commitment and contingencies
Stockholders’ equity:
Common stock	17	17
Additional paid-in capital	261,885	261,740
Accumulated other comprehensive gain	12	1
Accumulated deficit	(234,900)	(234,105)

Total stockholders’ equity	27,014	27,653

Total liabilities and stockholders’ equity	$34,402	$35,725

LOOKSMART, LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2011	2010
Revenue	$8,389	$13,286
Cost of revenue	4,655	9,036

Gross profit	3,734	4,250

Operating expenses:
Sales and marketing	648	1,154
Product development and technical operations	1,597	1,992
General and administrative	1,383	1,691
Restructuring charge	889	—

Total operating expenses	4,517	4,837

Loss from operations	(783)	(587)
Interest income	23	17
Interest expense	(29)	(42)
Other (expense) income, net	(7)	8

Loss from continuing operations before income taxes	(796)	(604)
Income tax benefit (expense)	1	(6)

Loss from continuing operations	(795)	(610)
Income from discontinued operations, net of tax	—	93

Net loss	$(795)	$(517)

Net income (loss) per share - Basic and Diluted
Loss from continuing operations	$(0.05)	$(0.04)
Income from discontinued operations, net of tax	—	0.01

Net loss per share - Basic and Diluted	$(0.05)	$(0.03)

Weighted average shares outstanding used in computing basic and diluted net loss per share	17,235	17,145